Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CSR plc:

We consent to the use of our report dated February 16, 2010, with respect to the consolidated balance sheets of Microtune, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

June 30, 2011